Exhibit 4.3

MUTIPLE DRAW NOTE

(Acquisition)

$2,500,000.00	Effective Date: March 15, 2018

ON DEMAND as provided herein, and FOR VALUE RECEIVED, between SAKER AVIATION SERVICES, INC., a Nevada corporation (“Borrower”), with its principal place of business at 20 South Street, Pier 6 East River, New York, NY 10004, promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Lender”), at Lender’s office and place of business at 731 Chestnut Street, Emmaus PA 18049, the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Acquisition Line of Credit”) or so much thereof as may be advanced and outstanding from time to time under the terms of this Multiple Draw Note (this “Note”) and that certain Loan Agreement between the Borrower and the Lender, dated as of the same date as this Note (the “Loan Agreement”), with interest on the unpaid principal balance of such advances at the “Interest Rate” (defined below). All covenants, representations, terms, and conditions contained in the Loan Agreement are incorporated into this Note by reference as if fully rewritten here. Each term that is capitalized, but not defined or described, in this Note has the meaning given to that term in the Loan Agreement. To the extent that any term or provision of this Note conflicts, or is inconsistent, with any term or provision in the Loan Agreement, the term or provision in this Note will govern and control to the extent of the conflict or inconsistency.

1.     INTEREST RATE.

(a)	Definitions. As used in this Note:

“Adjusted COF Rate” means an interest rate per annum equal to the Cost of Funds Rate plus the Applicable COF Margin.

“Adjusted LIBOR Rate” means for any LIBOR Interest Period, an interest rate per annum equal to the sum of (a) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Interest Period, and (b) the LIBOR Margin.

“Adjusted Prime Rate” means an interest rate per annum equal to the sum of the Prime Rate plus one and three quarters percent (1.75%). In the event of any change in the Prime Rate, the Adjusted Prime Rate shall be adjusted to immediately correspond with each such change.

“Applicable COF Margin” means a spread to be added to the Cost of Funds Rate, from time to time, which shall be two and one-half percent (2.50%) per annum.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banks in Cleveland, Ohio or Philadelphia, Pennsylvania are required or authorized by law to remain closed.

“Conversion Date” means September 15, 2018.

“Cost of Funds Rate” means the rate per annum determined by Lender as its 4-year cost of funds; the Cost of Funds Rate may not be the lowest interest rate charged by Lender and is set by Lender in its sole discretion. Lender is entitled, after consultation with Borrower, to change the Cost of Funds Rate if Lender determines, in its sole discretion, that such change is necessary to maintain an appropriate margin over the Lender’s cost of funds to make advances under this Note.

“Draw Period” means the date of this Note through and including the Conversion Date.

“Interest Rate” means the rate of interest to be paid by the Borrower on any outstanding principal amount due under this Note or the Loan Agreement which interest rate as to each discrete portion of the principal will be (i) during the Draw Period the Adjusted LIBOR Rate, and (ii) during the Term Period, the Adjusted COF Rate. The Interest Rate is not necessarily the lowest interest rate charged by Lender for commercial or other extensions of credit and is set by Lender in its sole discretion. The Interest Rate will not exceed the highest interest rate permitted by law to be charged to Borrower. Subject to Section 4(a) below, the Interest Rate accruing on the outstanding principal balance of a particular Advance will be fixed on the last day of the Draw Period.

“LIBOR Business Day” means a day on which (a) banks are not required or authorized to close in Cleveland, Ohio or Philadelphia, Pennsylvania, and (b) dealings are carried on in the London interbank eurodollar market.

“LIBOR Interest Period” means the period commencing on the date an Advance bearing interest at the LIBOR Rate is made, continued, or converted and continuing overnight, with successive periods commencing daily thereafter.

“LIBOR Margin” means two and three-quarters percent (2.75%) per annum.

“LIBOR Rate” means the average rate per annum calculated by Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) as shown in Reuters at which deposits in United States dollars are offered by prime banks in the London interbank eurodollar market two LIBOR Business Days prior to the day on which such rate is calculated by Lender, in an amount approximately equal to the amount of such advance and with a maturity equal to the applicable LIBOR Interest Period. In the event that the LIBOR Rate is determined to be less than zero, such LIBOR Rate shall be deemed to be zero for purposes of this Note. If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index, but under no circumstances shall the LIBOR Rate be less than zero percent (0%).

“Prime Rate” means the rate per annum from time to time established by Lender as Lender’s Prime Rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. In the event of any change in the Prime Rate, the rate of interest applicable to Borrower’s loans evidenced hereby shall be adjusted to immediately correspond with each such change.

“Reserve Percentage” means for any LIBOR Interest Period, the maximum reserve percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any basic, supplemental, special, marginal, or emergency reserve requirement) for Lender with respect to liabilities or assets constituting or including (among other liabilities) “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount equal to that of the advances affected by such LIBOR Interest Period and with a maturity equal to the LIBOR Interest Period.

“Term Period” means the date commencing on the day following the Conversion Date, and expiring forty eight (48) months thereafter.

(b)     Interest Rate Prior to Conversion Date. During the Draw Period, interest shall accrue on the outstanding principal balance hereunder, based on the Adjusted LIBOR Rate for consecutive LIBOR Interest Periods. Borrower may only request advances bearing interest at the Adjusted LIBOR Rate in amounts equal to or in excess of $100,000.00 unless otherwise agreed by Lender.

(c)     For Converted Loans; and On and After the Conversion Date. For each Loan which becomes a Converted Loan (as hereafter defined) and for all Loans outstanding on the Conversion Date, interest shall accrue on the outstanding principal balance of each Advance hereunder at the Adjusted Cost of Funds Rate.

2.      INTEREST RATE PROVISIONS.

(a)     Lender is entitled, after consultation with Borrower, to increase the Applicable COF Margin applicable, as described above, if Lender determines, in its reasonable discretion, that such change is necessary to maintain an appropriate margin over the Lender’s cost of funds.

(b)     The Lender will not substitute another index for the Cost of Funds Rate unless, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to charge interest utilizing the Cost of Funds Rate. In that case, or if the Cost of Funds Rate is otherwise no longer available to Lender: (i) Lender will notify Borrower that Lender is no longer able to utilize the Cost of Funds Rate, (ii) the Lender will substitute an alternate index for the Cost of Funds Rate, which alternate index, in Lender’s reasonable discretion most closely resembles the Cost of Funds Rate, and (iii) Lender will then charge interest on the outstanding principal balance of this Note, going forward, at the alternate index plus a margin, which margin the Lender will establish in its reasonable discretion. The Lender will then charge interest on the outstanding principal balance of this Note based on that alternate index, plus a margin established by Lender, until such time, if any, that the Lender may again lawfully charge interest at the Cost of Funds Rate plus the Applicable COF Margin, as provided above.

(c)     Increased Costs and LIBOR Unavailability. If, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate, including a change in the Reserve Percentage, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost, and the determination by Lender shall be conclusive absent obvious error and shall be payable by Borrower to Lender upon Lender’s demand.

(d)    LIBOR Unavailability. If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) that (i) dollar deposits in an amount approximately equal to the portion of the advances for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Interest Period are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate on such portion of the advances or of funding the same for such LIBOR Interest Period due to circumstances affecting the London Interbank Market generally, (iii) reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, or (iv) an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to any event described in item (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in item (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described herein are no longer in effect.

(e)     LIBOR Illegality. If, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to make, fund, or maintain any Loan at the Adjusted LIBOR Rate, then (i) Lender shall notify Borrower that Lender is no longer able to maintain the interest rate at an Adjusted LIBOR Rate, (ii) the LIBOR Rate Option shall immediately terminate, and (iii) the interest rate for any portion of the Loans for which the interest rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate. Thereafter, all advances under this Note shall bear interest at the Adjusted Prime Rate until such time (a) the situation described herein is no longer in effect, or (b) in the case of permanent unavailability or illegality of maintaining any Loan at the Adjusted LIBOR Rate, (i) the Lender will substitute an alternate index for the Adjusted LIBOR Rate, which alternate index, in Lender’s reasonable discretion most closely resembles the Adjusted LIBOR Rate, and (iii) Lender will then charge interest on the outstanding principal balance of this Note, going forward, at the alternate index plus a margin, which margin the Lender will establish in its reasonable discretion.

(f)     Calculations. All computations of interest and unpaid fees shall be made on the basis of a 360-day year and paid for the actual number of days of each year elapsed; that is, by multiplying the outstanding principal balance by the applicable interest rate, dividing by 360 days, and multiplying by the actual number of days the principal balance is outstanding. This method of computation results in a higher interest yield to Lender than if a 365-day year were used.

(g)     Maximum Rate; No Usury. If pursuant to the terms of this Note, Borrower is at any time obligated to pay interest on the principal balance of this Note at a rate in excess of the maximum interest rate permitted by applicable law, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder and Borrower and any guarantor shall not have any action against Lender for any damages arising out of the payment or collection of excess interest or charges.

(h)    LIBOR Quotation. Lender shall not be required to notify Borrower of any adjustment in the LIBOR Rate; however, Borrower may request a quote of the prevailing LIBOR Rate on any Business Day.

(i)     Default Rate. Upon an Event of Default or demand by Lender of any amounts hereunder, without notice, interest shall accrue at a rate per annum equal to the aggregate of three percent (3%) plus the rate otherwise applicable, and such rate shall continue to apply whether or not judgment shall be entered on this Note.

3.      ADVANCES AND RE-ADVANCES

(a)     Advances and Re-Advances. This Note evidences an arrangement whereby Borrower may, at Lender’s discretion, from the date hereof through and including the Conversion Date or such earlier date on which this credit facility is terminated or reduced to zero, and subject to the terms and conditions hereof, borrow, repay and re-borrow advances (each, an “Advance”) as Borrower may request. The aggregate amount of the availability under this Note shall not exceed the face amount of this Note and whenever Borrower obtains any Advance, the availability under this Note shall be automatically reduced by an amount equal to the amount of such Advance. The Borrower may request Advances subject to the terms and conditions of this Note and the terms and conditions of the Loan Agreement, provided, however, that Lender shall be under no obligation or commitment to make any such Advance to Borrower, in Lender’s sole and absolute discretion. All Advances under this Note are discretionary on the part of Lender.

In addition, the Lender in its discretion may not make an Advance if:

(i)	An Event of Default has occurred;

(ii)	The Borrower is otherwise ineligible, under the Loan Agreement, to receive an Advance;

(iii)	The Lender has made demand upon Borrower to pay this Note;

(iv)	The Lender or the Borrower has otherwise cancelled or terminated the Acquisition Line of Credit; or

(v)	The requested Advance, when added to the then outstanding principal balance of this Note, would exceed the stated principal amount of this Note.

The Borrower may use the proceeds of each Advance only for the purposes set forth in the Loan Agreement.

(b)     Procedure For Advances. From time to time, Borrower may request Advances from Lender in accordance with the provisions set forth in the Loan Agreement, or provisions otherwise established by Lender and agreed to by Borrower. The Borrower must support each request for an Advance by such certifications and documentation as described in the Loan Agreement and as the Lender otherwise may require. For each Advance requested by Borrower and approved by Lender, Lender will (i) deposit the Advance into the Borrower’s general account designated for that purpose and maintained at the Lender or at another financial institution acceptable to the Lender and the Borrower (the “Deposit Account”), or (ii) otherwise make the Advance available to or for the benefit of Borrower, as set forth in the Loan Agreement. The Lender’s deposit of an Advance into the Deposit Account, or the Lender’s payment of an Advance otherwise to or for the benefit of the Borrower, will constitute conclusive proof as to the receipt of an Advance by the Borrower, and Borrower will be responsible for repaying each Advance so made, in accordance with the repayment provisions of this Note and the repayment provisions of the Loan Agreement, as applicable.

4.      PAYMENT OF PRINCIPAL AND INTEREST.

(a)     Loans Outstanding Prior to Conversion Date. Borrower will make consecutive monthly payments of interest on the outstanding principal balance of the Loans, other than Converted Loans, commencing on April 1, 2018 and continuing on the same date of each successive month thereafter until the Conversion Date.

(b)     Conversion of Loans into Term Loans. At any time through and including the Conversion Date, at Lender’s discretion, the Borrower can request that any Loan made hereunder be converted into a term loan which can amortize for a period of forty eight (48) months (the “Term Amortization Period”, and each such Loan, a “Converted Loan”) by notifying Lender the Loan amount and date the Borrower wishes the Loan to become a term loan and its amortization to commence (such date referred to herein as the “Term Loan Repayment Date”). At Lender’s discretion, commencing on the date which is one (1) month after the Term Loan Repayment Date, Borrower will begin making consecutive monthly payments of principal plus interest in an amount which will fully amortize the Converted Loan within the Term Amortization Period. Payments will be made on the same day of each successive month until the end of the Term Amortization Period, when the remaining unpaid principal and interest shall be due and payable in full.

(c)     Loans Outstanding on the Conversion Date. For any Loans outstanding on the Conversion Date which are not Converted Loans, commencing on the date which is one (1) month after the Conversion Date, Borrower will make consecutive monthly payments of principal plus interest, payable on the same day of each successive month until the last day of the Term Period, when the remaining unpaid principal and unpaid accrued interest shall be due and payable in full. The monthly principal and interest payment will be in such an amount as is necessary to fully amortize the unpaid principal balance outstanding on the Conversion Date and accrued interest, over a 48 month term at the aforesaid interest rate. On the last day of the Term Period, or the earlier acceleration of this Note, Borrower shall pay the entire principal balance, plus all accrued and unpaid interest and fees.

5.       FEES.

(a)     Late Fee. If any payment due under this Note is not made within ten (10) days after its due date, Borrower shall pay, in addition to any other sums due under this Note (and without limiting Lender’s other remedies on account thereof), a late fee in an amount equal to the greater of five percent (5%) of the amount unpaid or $25.00.

(b)     Origination Fee. On the date of the execution of this Note, Borrower shall pay an origination fee to Lender in the amount of $25,000.00.

6.      GENERAL CONDITIONS

(a)     Method of Payment. All payments due under this Note, the Loan Agreement, or any other Loan Document, are payable at 731 Chestnut Street, Emmaus PA 18049, or at such other place as Lender may indicate to Borrower in writing from time to time. Lender reserves the right to require that any payment on this Note or under the Loan Agreement, whether such payment is a regular installment payment, a principal payment, or the payment of a fee, be made (i) by wired federal funds or other immediately available funds, and (ii) at a place other than the above address. The Borrower must make the final payment of principal and accrued interest to Lender by wired federal funds or other immediately available funds. Except as otherwise set forth herein, if any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.

(b)     Application of Payments Received. If no Event of Default or demand for repayment has occurred, or if an Event of Default occurred but the Borrower cured that Event of Default within the applicable cure period under the Loan Documents, if any, the Lender will apply all payments received by Lender on this Note first, to any fees or charges due or payable to the Lender under the Loan Documents, second, to accrued but unpaid interest on this Note, then third, to the outstanding principal balance of this Note. If an Event of Default has occurred, and the Borrower has failed to cure that Event of Default within the applicable cure period under the Loan Documents, if any, the Lender will apply all payments on this Note, the proceeds of the Collateral, and all funds then or thereafter in the Deposit Account or otherwise deposited by Borrower with Lender, in the manner that the Lender deems appropriate.

(c)     Prepayment. This Note and any Advance hereunder may be prepaid, in whole or in part at any time without premium.

(d)     Borrower Termination of Acquisition Line of Credit. Upon any termination of the Acquisition Line of Credit by Borrower, Borrower must pay and satisfy in full all indebtedness of Borrower to Lender, whether under this Note, under any other Loan Document, or otherwise.

(e)     Acceleration; Payment on Demand during Draw Period. During the Draw Period, this Note is payable on Lender’s demand to Borrower, for any reason or for no reason. All advances hereunder are discretionary on the part of the Lender.

(f)     Setoff. To the fullest extent permitted by law, if the unpaid principal amount of this Note, interest accrued on the unpaid principal amount thereof or other amount owing by Borrower under this Note or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), Lender will have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to setoff against and to appropriate and apply to such due and payable amounts any obligations owing to, and any other funds held in any manner for the account of, Borrower by Lender or any third party acting on Lender’s behalf (“Bank Affiliate”), including, without limitation, all cash, securities, instruments or other property of Borrower in the possession of Lender or any Bank Affiliate, whether for safekeeping or otherwise, or in the transit to or from Lender or any Bank Affiliate (regardless of the reason Lender or Bank Affiliate had received the same or whether Lender or Bank Affiliate has conditionally released the same). Such deposits and other sums may be applied or set off against such liabilities and obligations of Borrower to Lender or any Bank Affiliate at any time. Borrower consents to and confirms the foregoing arrangements and confirms the rights of banker’s lien and setoff. Nothing in this Note will be deemed a waiver or prohibition of or restriction on such rights of banker’s lien or setoff.

(g)     [Intentionally Omitted].

(h)     No Waiver By Lender. No failure on the part of the Lender, or any other holder of this Note, to exercise any right or remedy under this Note or under any other Loan Document, whether before or after Lender’s demand for payment of this Note or the occurrence of an Event of Default, will constitute a waiver of that right or remedy, and no waiver of any past Event of Default will constitute a waiver of any future Event of Default or of any other Event of Default. No action, or failure to act, by the Lender following the occurrence of an Event of Default, or following Lender’s demand for payment of this Note, will constitute:

(i)	A novation of this Note;

(ii)

A waiver, by Lender, of any right or remedy available to the Lender under this Note, under any other Loan Document, at law, in equity, or otherwise available to Lender, including, without limitation, the right of acceleration; or

(iii)	A reinstatement of the outstanding balance due on this Note.

Borrower, and each endorser or guarantor of this Note, if any, hereby expressly waive the benefit of any statute, or rule of law or equity, that would produce a result contrary to, or in conflict with, any provision of this Section.

(i)     Waiver By Borrower. Borrower and any endorser or guarantor of this Note each waives presentment, protest, demand (except as otherwise provided in this Note), diligence, and notice of dishonor and of nonpayment, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now provided, or that may hereafter be provided, by any Federal or state statute, including, but not limited to, exemptions provided by or allowed under the United States Bankruptcy Code or any state insolvency law, both as to itself personally and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, restatements, amendments, and modifications of this Note.

(j)    Governing Law. This Note shall be interpreted and the rights and liabilities of the parties shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of the conflict of laws. This Note has been delivered to and accepted by Lender and will be deemed to be made in the Commonwealth of Pennsylvania and any applicable federal law. Time is of the essence in the payment of this Note.

(k)     Binding Effect. This Note is binding upon the Borrower and its successors and permitted assigns, and inures to the benefit of the Lender and its successors and assigns.

(l)     Amendment.    No agreement will be effective to change or modify, or to discharge, in whole or in part, this Note, unless such agreement is in writing and signed by the Lender and the Borrower.

(m)   WAIVER OF JURY TRIAL. BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY DISPUTE, CLAIM, DEMAND, ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATED TO (A) THIS NOTE, ANY RELATED LOAN DOCUMENTS OR ANY COLLATERAL OR COLLATERAL DOCUMENTS RELATED THERETO, (B) ANY TRANSACTION CONTEMPLATED BY ANY SUCH DOCUMENTS OR (C) ANY NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS NOTE, ANY RELATED LOAN DOCUMENTS OR ANY COLLATERAL OR THE TRANSACTIONS RELATED THERETO. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL AS NECESSARY AND APPROPRIATE.

(n)   JURISDICTION AND VENUE. BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) CONSENTS IN EACH ACTION AND OTHER LEGAL PROCEEDING COMMENCED BY LENDER AND ARISING OUT OF OR OTHERWISE RELATING TO THIS NOTE OR ANY COLLATERAL RELATED HERETO TO THE JURISDICTION OF ANY COURT THAT IS EITHER A COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA OR A COURT OF THE UNITED STATES LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA AND (B) WAIVES EACH OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR OTHER LEGAL PROCEEDING.

(o)    Severability. If any provision of this Note is, for any reason, held to be invalid, illegal, or unenforceable, in whole or in part, or in any respect, by a court of competent jurisdiction, or if any provision of this Note operates, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only will be deemed to be null and void and of no force or effect, and will not affect any other provision of this Note, and the remaining provisions of this Note will remain operative and in full force and effect and will in no way be affected, prejudiced, or disturbed thereby.

(p)    Security. The repayment of this Note, and of the indebtedness evidenced by this Note, is secured by, without limitation, a first-priority security interest in the assets of the Borrower identified as the “Collateral” pursuant to that certain security agreement, dated as of the date of this Note, between Borrower and Lender, and by a first-priority security interest in the business assets of any Target Company (as defined in the Loan Agreement), and by any other property pledged or assigned by Borrower, or by any other person, as collateral or security for the repayment of this Note or the indebtedness evidenced by this Note.

(q)    Counterparts. This Note may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto. A photographic or other reproduction of this Note may be made by Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

(r)     CONFESSION OF JUDGMENT. BORROWER HEREBY IRREVOCABLY EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD, AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR AND, WITH OR WITHOUT COMPLAINT FILED, CONFESS JUDGMENT AGAINST SUCH BORROWER FOR SUCH SUMS AS ARE DUE AND/OR MAY BECOME DUE UNDER THIS NOTE, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE AMOUNT OF SUCH JUDGMENT, BUT NOT LESS THAN $1,000.00, ADDED FOR ATTORNEYS’ COLLECTION FEES. NOTWITHSTANDING THE ATTORNEY’S COMMISSION PROVIDED FOR IN THE PRECEDING SENTENCE (WHICH IS INCLUDED IN THE WARRANT FOR PURPOSES OF ESTABLISHING A SUM CERTAIN), THE AMOUNT OF ATTORNEYS’ FEES THAT LENDER MAY RECOVER FROM BORROWER AND RETAIN SHALL NOT EXCEED THE ACTUAL ATTORNEYS’ FEES INCURRED BY LENDER. THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. BORROWER FOREVER WAIVES AND RELEASES ALL ERRORS IN SUCH PROCEEDINGS. NO SINGLE EXERCISE OF THE FOREGOING POWER SHALL EXHAUST THE POWER, AND MAY BE EXERCISED AS OFTEN AS THE HOLDER SHALL FIND IT NECESSARY AND DESIRABLE. THE HOLDER HEREOF MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE AMOUNT OWING HEREUNDER. IF ANY JUDGMENT CONFESSED HEREUNDER IS STRICKEN OR OPENED FOR ANY REASON, HOLDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST SUCH BORROWER FOR ANY PART OR ALL OF THE AMOUNTS OWING HEREUNDER, IF DOING SO WILL CURE ANY ERRORS OR DEFECTS IN SUCH PRIOR PROCEEDINGS. BORROWER HEREBY EXPRESSLY WAIVES AND DISCLAIMS ANY AND ALL AGENT DUTIES OF LENDER OR ANY HOLDER HEREOF AS SET FORTH IN 20 PA C.S. SECTION 5601.3(B). IT IS UNDERSTOOD AND AGREED THAT ANY EXERCISE OF THIS AUTHORIZATION BY THE HOLDER HEREOF SHALL BE ON BEHALF OF THE HOLDER HEREOF AND NOT ON BEHALF OF BORROWER.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Borrower has executed this instrument as of the first date set forth above.

ATTEST/WITNESS: By: _________________________ Name: Title: 03/12/2017 29036391	SAKER AVIATION SERVICES, INC.. By: ______________________(SEAL) Name: Title:

[SIGNATURE PAGE TO MULTIPLE DRAW NOTE]

[IF THIS DOCUMENT IS TO BE NOTARIZED.]

STATEW OF _____________________________	)
) SS:
COUNTY OF ______________________________	)

On this, the ______ day of ______________________________, 2018, before me, a Notary Public, the undersigned officer, personally appeared _____________________, known to me (or satisfactorily proven) to be the ___________________ of SAKER AVIATION SERVICES, INC. (“Company”), and as such officer, and acknowledged that he/she executed the same for the purposes therein contained as such officer on behalf of the Company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

_____________________________________________________

Notary Public

MY COMMISSION EXPIRES: